AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2002


                                                      REGISTRATION NO. 333-67518
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                AMENDMENT NO. 1
                                    FORM SB-2


   AMENDMENT NO. 1 TO REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 BLACK IPO, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

    Colorado                         7389                      33-0933686
    --------                         ----                      ----------
   (State of             (Primary standard industrial       (I.R.S. employer
 Incorporation)           classification code number)     identification number)

                     6125 Imperial Ave, San Diego, CA 92114;
                      (1-888) 604-5266 fax (619) 527-6396
                   ---------------------------------------------
                  (Address and telephone number of Registrant's
                          principal executive offices)

                               Wendell R. Stemley
                               6125 Imperial Ave.
                               San Diego, CA 92114
                    Phone (619) 527-6395, Fax (619) 527-6396
      -------------------------------------------------------------------
     (Name, address, and telephone number of Agent for Service of Process)

                                   Copies to:
     Malcolm D. Crawford, Esq.                     Ms. Jody Walker
     3631 E. 7th Ave. Pkwy.                        7941 S. Garfield Way
     Denver, Colorado 80206                        Littleton, CO 80122
    (303) 388-7752                                 (303) 850-7637
    (303) 388-7755 - facsimile                     (303) 220-9902 - facsimile

Approximate Date of Commencement of Proposed Sale to the Public: Effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ X ]


                                           CALCULATION OF REGISTRATION FEE

---------------------------- -------------------- -------------------- -------------------- -------------------

    Title of Each Class         Amount to be       Proposed Offering   Proposed Aggregate       Amount of
    of Securities to be          Registered            Price(1)          Offering Price        Registration
        Registered                                                                                 Fee
---------------------------- -------------------- -------------------- -------------------- -------------------

Series A Preferred Stock          1,000,000               $5.00              $5,000,000           $1,450


Class B Common Stock
     Underlying Warrants            100,000               $6.00              $600,000            $150.00
---------------------------- -------------------- -------------------- -------------------- -------------------



(1)      Arbitrary value solely for purposes of computing the registration fee.

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Preliminary Prospectus


                                 BLACK IPO, INC.
                             A Multicultural Company


                                   $ 5,000,000

                       1,000,000 SERIES A PREFERRED STOCK
                               AT $5.00 PER SHARE
                            ($1,000 Minimum Purchase)


     The $5.00 offering price was arbitrarily determined and bears no relationship to our net worth or any other financial criteria for evaluation.

                              -------------------

     We are a development stage company with limited assets, with a short history of operations and the generation of revenues. This is our initial public offering and no public market currently exists for these Series A Preferred Stock, nor for any of our securities.

                              -------------------

     An investment in our Series A Preferred stock involves high risks, which are described in the "Risk Factors" Section beginning on page 3 in the prospectus.

                        Price to            Underwriting           Proceeds to
                        Public              Commission(1)          Black IPO
                        --------            ----------             ------------

  Per Share            $5.00                  $ .50                $4.50
  Minimum Offering     $ 200,000(2)           $20,000              $180,000
  Maximum Offering     $5,000,000(3)          $500,000             $4,500,000

---------------

(1) In addition to the 10% cash commission, the Underwriter will be issued One Underwriter Warrant for each ten shares sold to purchase one share of Class B Common Stock at $6.00 per share prior to January 31, 2003.
(2) The Minimum of $200,000 will be deposited in a special escrow account at the Bank of America, San Diego, California Branch. If this Minimum is realized by March 31 2002, the Underwriter will remit the proceeds to Black IPO, less the Underwriter's Commissions. If the Minimum is not subscribed by March 31, 2002, the escrow bank will promptly remit the funds to the subscribers.
(3) Following the receipt of the Minimum proceeds, the Underwriter will remit net proceeds to Black IPO by the tenth of each month thereafter.

     Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                    [Underwriter to be supplied by Amendment]



The date of this Prospectus is ______________ 2002

                                TABLE OF CONTENTS

Summary OF THE OFFERInG....................................................2

RISK FACTORS...............................................................4

INVESTMENT CONSIDERATIONS..................................................5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION................6

HISTORY AND BUSINESS.......................................................7
   Governmental Regulation.................................................7
   Our Marketing Website...................................................7
   Employees/Consultants...................................................7
   Intellectual Property...................................................7
   National Investment Banking Association ("NIBA") Membership.............8
   Operations..............................................................8
   Women's Division.......................................................10
   Portfolio Companies....................................................10
   The Internet Market Opportunity........................................11
   Growth and Commercialization of the Internet
     and Interactive Communications.......................................11
   Our Merchant Banking and Incubation Services...........................11
   Future Portfolio Company Protocol......................................12
   Emerging Portfolio Companies' Common Challenges and Problems...........12
   Black IPO's Methodology to Overcome the Emerging
     Portfolio Companies' Problems........................................13
   Criteria for Portfolio Company Selection...............................13
   Selection and Analysis.................................................13
   Our Strategy with Potential Portfolio Companies........................14
   Summary of Selection and Analysis......................................15
   Portfolio Company Operational Support..................................15
   Our Investment Objectives..............................................16
   Principal Selection Strategies.........................................16
   Our Growth Strategy....................................................17
   Competition............................................................17
   Portfolio Transactions.................................................17

MANAGEMENT................................................................18
   Renumeration...........................................................20
   Principal Shareholders.................................................20
   Employee Incentive Stock Option Plan...................................20

PLAN OF DISTRIBUTION  ....................................................21

STRATEGIC PARTNERSHIPS....................................................21
USE OF PROCEEDS...........................................................29

DESCRIPTION OF SECURITIES.................................................22
   Common Stock...........................................................22
   Preferred Stock........................................................22

LEGAL MATTERS.............................................................22

FINANCIAL STATEMENTS AND EXPERTS..........................................22

ADDITIONAL INFORMATION....................................................22

--------------------------------------------------------------------------------

                             SUMMARY OF THE OFFERING

     You should read the entire Prospectus carefully, including the financial data and related notes before making an investment in the shares of our Series A Preferred Shares.

The Company's Mission         Our Mission is to eliminate the void that has
                              existed too long between minority entrepreneurs and the established investment community and we will bridge this structural and cultural barrier by introducing inexperienced minority entrepreneurs to the venture capitalist, angel investors, and institutional investors utilized by major U.S. Corporations.


                              Our mission is to directly contribute to and participate in the development of minority-owned businesses, economic growth and job creation with our commitment to minority and women-owned businesses that we will sponsor, incubate, supervise, and mentor. Our Management, in collaboration with major corporations and state and federal agencies, will encourage the formation of new, high-growth businesses in the "Old Economy" communications, electronics, construction, engineering, manufacturing and high-tech industries and "New Economy" (internet/technology). In order to do so, we must develop entrepreneurial ideas into highly focused and successful businesses by integrating qualified minority entrepreneurs with currently available contracts. We intend to invest our own funds for an equity position as well as earning additional equity by assisting minority companies in securing revenue-producing contracts.


                              Our database contains the listing of the Fortune 1000 Companies that have adopted a "Minority Inclusion Contract Protocol" which provides access and information to minority companies bidding on outsourced work order requests.

Corporate History             Black IPO was incorporated in May 2000 under the
                              laws of the State of Colorado. Our principal executive offices are located at 6125 Imperial
                              Avenue, San Diego, California 92114. The telephone is (619) 527-6395. The fax is (619) 527-6396. Our fiscal year ends March 31.


Initial Revenues              Our first contract in July 2000 was with the R. J.
                              Nobel Corporation, the general contractor for the Walt Disney Company's new Anaheim, CA Hotel. From an initial work order of $3.3 million, the aggregate was $4,638,415. From inception (May 6,
                              2000) to September 30, 2001, we realized
                              $4,245,742 in revenues, from which we paid
                              $4,111,494 to subcontractors, and we incurred
                              $119,928 in Operating Expenses, and realized
                              After-Tax Income of $11,089. As of the September
                              30, 2001 date of our unaudited Financial
                              Statements, there remained $392,673 of work to be completed and billed. The contract provided that Black IPO would "construct all landscaping, irrigation and electrical improvements, per the applicable sections of the project plans and specifications. Prices include all labor, material, equipment and incidentals to construct all work complete in place."

Contracts Pending             We are negotiating a multi-million dollar contract
                              with the new Padres Stadium Hotel in San Diego; a multi-million dollar project in the City of Baton
                              Rouge, Louisiana for 100 low-income residential units; and a $1.5 million contract for church renovations along with a $4.5 million construction of a new community center at St. Steven's Church in San Diego. No assurance can be given that these contracts will materialize in the present projected format, or at all.

Outstanding Securities        There are presently outstanding 4,000,000 Class B
                              Common Shares and no Preferred Shares have been issued prior to this offering. The Series B Common
                              Shares have been issued to our officers and directors in anticipation of services to be rendered and no cash was received. The Series A
                              Preferred Shares have priority in dividends and liquidation over the Class B Common Shares.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Arbitrary Offering Price      The aggregate offering price and number of shares
                              to be offered was arbitrarily determined by our Board of Directors and there is no correlation to our net worth of other criteria of valuation.

Use of Proceeds               The proceeds from the offering will be used for
                              general corporate purposes, investing in future portfolio companies and in marketing. We will use the net proceeds of the offering over the following twelve months.


Plan of Distribution          The shares are being offered by
                              ____________________________________, a member of
                              the National Association of Securities Dealers,
                              Inc. for which they will receive a cash commission of 10%, or $ .50 per share on sales made by them, plus underwriter Warrants to purchase our Class B
                              Common Stock, in amounts pursuant to NASD
                              Regulations.

Escrow Account                The $200,000 Minimum in subscriptions will be
                              deposited in a special escrow account at the Bank of America San Diego, California Branch.
                              Thereafter the sales proceeds will be deposited in Black IPO's corporate account. No assurance can be given that any funds will be realized from this offering.

Risk Factors                  See "Risk Factors" and the other information
                              included in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Preferred Shares

Access to Information         We will afford prospective investors the
                              opportunity to ask questions concerning the terms of this offering.

                              We will also provide any additional information that we have in our possession (or which we can acquire without unreasonable effort or expense) that is necessary to verify the accuracy of any information set forth in this memorandum and its exhibits.

The Offering                  The offering is one on a "best efforts" basis for
                              a minimum of 40,000 shares of Series A Preferred
                              Shares for an aggregate of $200,000 and a maximum of 1,000,000 shares for $5.00 per share for an aggregate of $5,000,000.


Operations                    We will negotiate with Fortune 1000 companies and
                              state and federal agencies which currently have the infrastructure in place to facilitate inclusion of minority businesses in projects they outsource by competitive bid. We will assist in making arrangements for legal, accounting and operational structure, for the preparation of documents for private and registered public offerings with the Securities and Exchange
                              Commission. We intend to concentrate on "Old
                              Economy Businesses," such as construction, engineering, marketing, fabrication, high-precision technology, and transportation.




No Commitment To              There has been no commitment by anyone to purchase
Purchase Shares               any of the shares being offered.

Suitability                   An investment in Black IPO is intended to provide
                              investors an opportunity to participate in the
                              potential economic returns from a "development
                              stage" company dedicated to carry out our Minority
                              Inclusion Program TM. The purposes of Black IPO
                              are to identify and grow minority businesses
                              through our sponsorship, incubation and
                              supervision. The suitability of a purchase of
                              units will depend upon, among other things, the
                              investor's investment objectives and the
                              investor's ability and willingness to accept
                              highly speculative risks associated with a niche
                              minority business protocol.
--------------------------------------------------------------------------------

                                  RISK FACTORS

Development Stage Corporation


     We are a development stage company and our only operation has been the completion of the $4.6 million Walt Disney Company, Anaheim, California hotel construction. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in our stage of development, many of which are not in our control. Consequently, we remain a development stage enterprise.


Control by Principal Shareholders

     Our officers and directors are the holders of substantially all of the 4,000,000 Class B voting Common Shares outstanding. Consequently, these holders of the Class B Common Shares are anticipated to control all matters requiring a vote of our Common Shares, inasmuch as the holders of the Series A voting Preferred Shares will have 1,000,000 votes if this offering is fully subscribed.

Continuing Need for Additional Financing


     Because we anticipate that the proceeds from this offering will be utilized within the next six to nine months and in anticipation of the continuing need to sponsor and finance minority entrepreneurial companies we will be required to seek additional equity or debt financing to fund the costs of unanticipated expenditures, and there can be no assurance of our success in raising additional capital. We have no current arrangements with respect to, or potential sources of additional financing. Consequently, there can be no assurance that any additional financing will be available to Black IPO when needed, on commercially reasonable terms, or at all.


Uncertainty of Successful Operations


     We cannot assure investors that our proposed operations will be successfully developed, commercialized and accepted by the marketplace or that sufficient revenues will be realized to support operations or future research and development programs. Our future growth and profitability will depend, in large part, on the success of our personnel and others in fostering acceptance of a unique business protocol. There can be no assurance that our efforts or those of others upon whom we may be dependent will be successful or that any of our proposed operations will receive the necessary acceptance by the communities we will serve.


No Public Market


     Prior to this Offering there has been no public market for our Common Stock, or the Series A Preferred Stock being offered by this Prospectus and we cannot give any assurance that an active trading market will develop subsequent to this Offering. Moreover, the trading price of the Preferred Stock may be very volatile and subject to significant fluctuations in any public market that develops, depending upon a number of factors including our operating revenues and profits (if any).


Directors and Officers Liability Insurance


     We may, at our sole discretion, obtain directors and officers (D&O) liability insurance. Such insurance is generally very expensive to maintain. If we are unable or unwilling to obtain or maintain D&O liability insurance to cover amounts, if any, required to indemnify us, any payments made by us under a liability judgment could have a negative material effect on our earnings and cash flow.


No Dividends


     We have never paid any dividends on our outstanding common shares, and we intend to continue this no dividend policy for the Series A Preferred Stocks as well as for the Common Stock in the foreseeable future. In addition, the payment of dividends could be limited or prohibited by the terms of financing agreements that may be entered into by Black IPO (e.g., a bank line of credit or an agreement relating to the issuance of other debt securities of Black IPO) or by the terms of any preferred stock that may be issued.

Shares Eligible for Future Sale


     Any sale of the outstanding Series B Common Shares (all owned by officers and directors) is restricted by the Securities Act of 1933. In the future, these shares may only be sold in specified limited amounts following having been held twelve months following July 2001. Sales of these common shares under Rule 144 in the future may depress the prices of our Preferred Stock purchased by investors in this offering inasmuch as there are over four times as many Common Shares outstanding.

Our Revenues are Substantially Dependent Upon the Success of Portfolio Companies

     Because we anticipate making both debt and equity investments in portfolio companies, the return to our shareholders is dependent in part upon the success of portfolio companies, both as to the return of any monies loaned to portfolio companies and upon the market value and net asset value of the securities Black IPO owns in these portfolio enterprises.

     It is possible that management may not be successful in contracting with portfolio companies that prove to become profitable. One or more portfolio companies could sustain significant losses, and such loss could be material to our financial operations.


Substantial Competition

     There are several multi-million dollar companies that serve as investment companies for the supervision and incubation of emerging companies, both for the "Old Economy" and the "New Economy." These companies are well established, have proven management, substantial capital and many are publicly traded with a history of profitable operations and we may anticipate that we may not be able to effectively compete to encourage targeted minority companies to affiliate with us as compared with their perceived opportunities with our more successful competitors.

Current Adverse Market Conditions

     Since March 2000, technology and Internet companies have suffered substantial adverse market conditions and as a result investment companies acting as incubators have found it more difficult than previously to attract the necessary capital to fund their operations inasmuch as their market prices have declined substantially. According to an article in The New York Times, Sunday, July 2, 2000, these companies were heavily invested in the "new economy" technology sector. The decline by some of the leading public incubators such as CMGI of Andover, Massachusetts, Internet Capital Group, and Safeguard Scientifics, both of Wayne, Pennsylvania varied in declines of from 40% to 80%, and other leaders, such as IdeaLab! of Pasadena, California and Divine Interventures of Lisle, Illinois have delayed their public offerings. We may anticipate similar negative market evaluations of our securities offering.

Arbitrary Determination of Offering Price


     The offering price of the Series A Preferred Stock we are offering has been determined by our Directors based upon our evaluation and our financial advisors on market conditions, and future potential growth of Black IPO and is not necessarily related to our asset value, net worth, potential earnings, results of operations, or any usual criteria of value.


Subsequent Financing

     The availability of subsequent financing is subject to our ability to raise additional capital through our officers and directors and/or attract an underwriter or institutional investors, market conditions, and several other factors, and there can be no assurance that such financing will occur. If Black IPO is unable to complete this offering, or is unable to obtain subsequent financing to increase our revenues, purchasers of our shares may lose their entire investment.

                            INVESTMENT CONSIDERATIONS

     This Prospectus contains certain Forward-Looking Statements within the meaning of Section 27A of the Securities Act of 1933. When used herein, the words "anticipate," "feel," believe," "estimate," "expect," "plan," and "intend" and similar expressions, reflect the current view of Management concerning future events and are subject to substantial risks and uncertainties.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

     You should read this discussion together with the financial statements and other financial information included in this Memorandum.


     Trends and Uncertainties. Demand for our services will be dependent on, among other things, market acceptance of our concept, the quality of our services, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities will be the receipt of revenues as a minority business developer, as contractor and project manager of a variety of sub-contractors and vendors to complete each project contract, our business operations may be adversely affected by competitors and prolonged recessionary periods.

     Although we have no current additional written agreements, we have reasonable assurance from the San Diego St. Stevens Church through Bishop McKenny for a $1.5 million church renovation to be followed by a $4.5 million multi-purpose building. Although we continue to believe that we will receive a multi-million dollar contract from the San Diego Padres Baseball Stadium Westin Hotel construction project, this project has been tied up in litigation for over six months and construction is not expected to commence for another 90-days.


     As the minority business developer, Black IPO will be in control of projects such as the St. Stevens Church in San Diego, California. In this capacity, we will be able to increase the amount of minority participation because of Black IPO's affiliation with minority business agencies. Black IPO expects to achieve 30% - 40% minority contractor participation. In the absence of Black IPO's involvement the usual percentage of minority involvement in the local area is less than 5%. Black IPO is brought into a project where the owners find that they need minority inclusion to keep favor with the community and its leaders.


     Capital and Source of Liquidity. Substantially all of the initial working capital has been derived from the net operating revenue resulting from the $4,638,415 Walt Disney Company Construction Contract through the R.J. Nobel Company, general contractor and a $30,000 fee for Minority Inclusion Consulting.

     For the period July 1, 2000 to September 30, 2001 (the date of the attached unaudited financial statement), we incurred startup, general, administrative and development costs of approximately $71,365.

     Transactions with Management and Others. Black IPO has a commitment for a Bonding Line of Credit with an A Rated, U.S. Department of Treasury listed Surety in the amount of $5,000,000 single and $25,000,000 aggregate; subject to the successful completion of this Offering. The Bonding Line of Credit will be replenished as previously bonded projects are completed for the anticipated construction contract for the San Diego Padres Baseball Park Hotel in San Diego, California, and the City of Baton Rouge, Louisiana, "Downtown Low Income Residential Development Project" that is anticipated to involve the building and rebuilding of an initial 100 homes in the inner city at an anticipated cost of $40,000 each. The Bonding Line of Credit will be established through our Chief Financial Officer and a Director. He is Attorney-In-Fact with unlimited power of attorney for several of the nation's largest surety companies. The fees and commissions that are to be paid will be competitive with those that would be paid to an independent third-party.

     Results of Operations. During the period from the inception of our operations (May 6, 2000) to the date of our last unaudited financial statements, September 30, 2001, we received $4,245,742 from R.J. Nobel Company, general contractor for the Walt Disney Company Anaheim, California hotel construction in our capacity as Construction Manager, from which we paid $4,142,365 to subcontractors and for miscellaneous supplies and equipment. From the balance of $133,383, we incurred $119,928 in Operating Expenses and booked After Tax Net Income of $11,089. As of January 4, 2002, we had completed and fully invoiced the $4.6 million Walt Disney Company project for the balance of approximately $392,673. Management considers the combination of operating expense reimbursement; and a net margin of approximately 3% to be reasonable. For anticipated future contracts where we act as Professional Service Project Management, we anticipate a net profit margin of 10% to 12% of cost.

     Plan of Operation. We are in the development stage and have conducted operations for the Walt Disney Company project to date, and our operating capital is estimated to be approximately $56,089 at September 30, 2001. In the absence of anticipated future contracts, these funds and our share of the balance to be paid to Black IPO from R.J. Nobel are estimated to fund our operation at least for six months. Even assuming additional operating revenues from anticipated construction contracts, we may experience problems, delays, expenses, and difficulties sometimes encountered by an enterprise in our stage of development, many of which are beyond our control. These include, but are not limited to, unanticipated problems relating to the development of our business plan, marketing problems, additional costs and expenses that may exceed current estimates, and competition.


     Liquidity. On a long-term basis, liquidity is dependent on continuation and expansion of operation and receipt of revenues, additional infusions of capital, and debt financing. We believe that additional capital and debt financing in the short term will allow us to increase our marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term

                              HISTORY AND BUSINESS

Governmental Regulation


     For all of our projects, Black IPO is subject to local, state and federal rules and regulations regarding the compliance with all laws relating to employment, environmental compliance and safety. Further, at some future date, we could be subject to the Investment Company Act of 1940, which requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, building or trading in securities. Although this registration is usually for companies such as mutual fund companies, a company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets (including government securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act. Although in the future, from time-to-time, we will invest in companies which we are acting as consultant and facilitator in return for an equity position. However, primarily we will act in such capacities for a percentage of the net revenues or on a joint-venture basis with the minority-owned companies that we bring in to assist on one or more projects. However, at such time as we may be approaching the 40% threshold, we would anticipate filing with the Securities and Exchange Commission a request for an exemption from being required to register under the Investment Company Act of 1940 because our examination of other publicly held incubator companies leads us to believe that such registration may not be required, but each exemption request is dependent upon the relevant facts.

     As minority business developer for an inexperienced minority company, our consulting would involve introducing the management from such companies to the capital markets available to them.


Our Marketing Website


We intend to use the proceeds from this Offering to further advertise our web site www.BlkIPO.homestead.com, as well as to use some of the proceeds to enhance and expand this web site so that it will be increasingly better known to the targeted minority inclusion companies.


Employees/Consultants


     In July 2000, we received our first multi-million dollar contract with R.J. Nobel Company, the general contractor for the Walt Disney Company's new Anaheim, California Walt Disney Hotel as the project's construction manager. The new capital permitted us to choose and employ our minority subcontractors.

     During these initial months of operations, Black IPO has had an Administrative Assistant as Mr. Stemley's only full-time employee. Peter Carr, the Chief Financial Officer assisted in financial matters. Black IPO has supervised the Walt Disney Company project with seven consultants, of whom four have been full-time; and, employed 52 workers through utilizing 8 subcontractors in diverse trades.


Intellectual Property

     Black IPO owns the trademark for the Minority Inclusion Program(TM).

National Investment Banking Association ("NIBA") Membership

     In August 2001, Black IPO was elected to "Associate Membership" of NIBA, a national association of regional and independent broker dealers and investment bankers, engaged in the small business capital formation arena, including over 140 NASD member firms employing some 11,100 registered representatives in over 1,400 offices who have raised over $6.9 billion in new capital since 1993 from 731 managed offerings. As one of 50 Associate Members, Black IPO will be meeting with NIBA members at least quarterly in formal three-day meetings. The quarterly "NIBA capital conferences consist of a forum where companies present to members for capital formation/market, "exposure objectives." In addition, NIBA offers its members "additional networking opportunities through educational seminars, lending industry speaker meetings and interactive roundtable events."

Operations

     Black IPO secures construction, manufacturing, and engineering contracts with major American corporations, state and federal agencies. Black IPO will in effect serve as a "project manager." Management will seek the subcontractors from its roster of talented and promising minority firms in their respective areas of expertise and the subcontracting will provide for Black IPO's supervision, mentoring, financing and coordinating as the circumstances dictate, and our extensive database, accumulated over the last decade of companies and governmental agencies that have accepted our proprietary "Minority Inclusion(TM)" concept through the efforts of our President, Wendell Stemley.


     Our management has a 15-year history for the "Inclusion" of minority businesses with major United States companies and governmental agencies commencing with Mr. Stemley's formation of Advanced Test Systems Engineering for a value-added reseller agreement with Hewlett Packard Corporation followed by minority participation contracts with companies such as Westinghouse, Teletronic, Hughes Aerospace, International Business Machines, as well as, the United States Air Force and the United States Navy. Mr. Stemley has been one of the nation's leading advocates for minority business inclusion, generating minority business participation for some of America's largest projects. He served as an advisor to the Atlanta, Georgia 1996 Committee for the Olympic Games, as a representative of the minority-owned Watson Construction Company, where he was responsible for generating over $1 million in contracts and generated the opportunity for a substantial number of other minority vendors to obtain contracts. As a member of the City of San Diego Mega Project Committee Advisory Board, he was responsible for tripling the number of minority business contracts, exceeding $3 million in 1999 and $40 million in the year 2000. For the $200 million San Diego Convention Center Expansion, as a member of the Citizens Equal Opportunity Commission, he was responsible for securing a million-dollar contract for his own company, generating similar opportunities for other minority businesses and for the $700 million Washington, D.C. Convention Center. He generated over $30 million in minority contracts.

     Since 1998, Mr. Stemley has been the Executive Director of the National Association of Minority Contractors ("NAMC"). He has worked with major corporate sponsors, encouraging them to increase their minority participation.


     Black IPO has access to the database of hundreds of "minority inclusion" national and local companies, who have advertised their intention to encourage minority entrepreneurial companies to bid on their projects that Wendell Stemley and the National Association of Minority Contractors have developed over the past two decades.

     There is increased awareness in industry and academia of the need to include minorities into the mainstream of American business. A recent example:
The Dartmouth University Tuck School of Business, with case study support from Harvard University in their "Minority Business Executive Program," in July 2000 provided a scholarship to Mr. Stemley, the Company's founder and president as a participant and concluding speaker in this prestigious Business Executive Program. Over seventy-five of America's leading business firms furnished scholarships and participated in this four-day event.


Caveat: In referencing companies known for minority inclusion in our prospectus, we do not imply that there is any assurance that we will secure any contracts either for ourselves or for any potential portfolio company or project, but only to identify those companies that have advertised their interest in increasing their business with minority entrepreneurs so that Black IPO, the interested minority subcontracting company, would know to look to these companies for "Request for Proposals" when published.


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     Black IPO's initial Minority Inclusion Program TM includes the following:


     >> Management has identified over $12 million in contracts we believe are available from the National Association of Minority Contractors "Minority Inclusion" companies by the second quarter of this year 2002.

     >>   San Diego Padres Ball Park Westin Hotel Project


     >>   St. Stevens Church in San Diego


     >> Angel Capital Electronic Network (ACE-Net) operates in connection with the University of California at San Diego. Black IPO will utilize ACE-Net, which provides precedent-setting solutions to the problem of raising equity capital for development-stage companies seeking investments in the range of $250,000 - $5 million. ACE-Net was developed at the recommendation of the 1995 White House Conference on Small Business to improve capital formation and regulatory climate for emerging companies who were limited in the ability to network with accredited investors and the cost of pursuing and closing these transactions. ACE-Net was developed in collaboration with the Securities and Exchange Commission and the state securities regulators comprising the initial North American Securities Administrators Association and the Small Business Administration's Office of Advocacy for developing an Internet forum for the listing of securities offerings of emerging companies and to:


          >>   Develop the business plans and network with accredited investors,

          >> List on the ACE-Net National Internet homepage notification of their securities offerings (private offerings prior to registration with the Commission, such as Regulation D.) These listings are available on a "password" basis only by accredited investors which will permit local networks to be extended into a national system at a low cost,

          >> Permit angels to select quickly and efficiently the companies of interest by such factors as market technology, investment size, stage of company developments, geographic location and minority or women-owned status,

          >> Reduce the cost of transactions by providing angels and entrepreneurs with model terms and conditions for securities transactions included in the mentoring programs of the participating state and university systems,

          >> Utilization of the Department of Defense listing for 200 Small Business Innovation Research Award winners on the ACE-Net, licensed by SBA's Office of Technology to permit the search of all 15,000 SBIR awards on a publicly accessible basis through the Office of Technology's homepage using the same search criteria as ACE-Net,


     >> Automobile Dealerships: Management's next program is to find a responsible, experienced minority automobile dealer to participate in the "Ford Minority Dealership Program" through Ford's Minority Dealer's Association in South Field, Michigan. Under this program, Ford Motor Co. has dealerships available for minority individuals which require an initial minimum $200,000 investment. Ford will provide a management team and training for those individuals. The Company intends to invest this minimum capital and be an equity partner with the minority dealer. Projected gross annual sales for this dealership are $20,000,000. Additionally, many of the other major automakers have similar programs which we will be positioned to assist minority businesses in obtaining.

     >> The Baton Rouge, Louisiana Office of Community Development has publicized substantial economic incentives for re-development and restoration of downtown residential projects. Mr. Stemley is a long-time resident of Baton Rouge and is a graduate of Southern University with life-long friends in the local government and business community. Peter Carr, our Chief Financial Officer and President of his own California based property and casualty insurance agency, has conducted Economic Development Seminars in Baton Rouge since 1991 at the invitation of the Louisiana Legislative Black Caucus, Southern University and the local governmental agencies. Wendell Stemley is spending a substantial amount of his time in evaluating targeted

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          properties to develop for anticipated selling price in the $70,000 range. The estimated unit project cost is $40,000 per residence for property/dwelling acquisition costs, re-building, city permits and rehabilitation/construction costs. Management is currently negotiating construction on permanent mortgage financing from national mortgage banking institutions.

     >>   The economic/financial incentives include the following:


          1)   Selected purchasers will qualify for $20,000 cash grant;

          2) Low interest loans by East Baton Rouge Mortgage Authority (FHA, VA and Conventional);

          3)   A 5-year Property Tax Abatement (renewable for another 5 years);

          4)   20% Historic Rehabilitation Tax Credit

          5)   Building Construction Permit Fee Waivers.

     In addition, the City Parish Office of Community Development offers:

          6)   First-time homeowners down-payment grants and closing costs

          7)   Rehabilitation loans

          8)   Grants for energy conservation and weatherization

Women's Division


     We have included this women's division under the direction of our Vice President/Development, Ms. Muriel Certo, to facilitate access to our Minority Inclusion Program TM by women entrepreneurs. The main objective of the Women's Division of Black IPO is to facilitate access to capital and contracts by women entrepreneurs and to identify and incubate women-founded companies with large market potential.

     During the past decade, women have started their own businesses at nearly twice the national average and they now own 38 percent of all U.S. firms. Since 1987, the number of female-owned ventures has doubled from 4.5 million to 9.1 million, according to the National Foundation of Women Business Owners (NFWBO). Women employ 18.5 million people and generate 3.1 trillion dollars in sales. Women-owned businesses employ 35 percent more people than Fortune 500 companies. Women-owned businesses are growing faster than the economy in each of the top 50 metropolitan areas in the United States. Sales by women-owned business increased 237 percent between 1987 and 1996.

     Despite the measurable success of women in business, a disproportionately small percentage of venture capital goes into women-founded businesses. Over 30 percent of all newly formed women-owned businesses are in the technology-based sector. Yet women received only 1.6 percent of the 33.5 billion dollars invested by venture capitalists between 1991 and 1996. According to recent statistics from Venture One, in 1999, only 4 percent of venture capital investment in Intellectual Technology and 6 percent of venture capital investments in health care went to companies with women CEO's. The National Foundation of Women Business Owners reports that of nearly 8 million businesses owned by women in the United States, less than 2% have used venture capital financing.


     Our Women's Division will reverse these trends, assisting qualified women in obtaining the capital and contracts they require to excel by sponsoring, incubating and supervising their growth.

Portfolio Companies


     Black IPO also intends to create value for our stockholders by creating or identifying, and incubating and growing minority companies which we will call portfolio companies. We believe that these multi-cultural companies will benefit from our collective experience and resources; and as a result, be in a better position to succeed. Our principal resources will include the experience and industry relationships of our management team, our directors and our national advisory board. Currently we have no companies under consideration.


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The Internet Market Opportunity

     The Internet is rapidly becoming a critical resource for businesses. Companies that successfully establish an online presence can more effectively conduct business with partners and suppliers, communicate with customers and employees, and address the rapidly growing global phase of online customers. Forrester Research, an independent research firm in Cambridge, Massachusetts predicts that the number of United States online businesses will grow from 1.8 million (or 29% of all U.S. enterprises) in 1998 to 4.3 million (up to 55% of all U.S. enterprises) by 2003. Forrester Research also projects that the U.S. B2B e-commerce market, which they define as the inter-company trade of hard goods over the Internet, will grow from $43 billion in 1998 to $1.3 trillion by 2003.

     We believe that the emergence of this New Economy presents us with significant opportunities to provide merchant banking services and incubation services to minority development-stage companies that have the potential to succeed in the New Economy. The New Economy also provides us with significant opportunities to assist our subcontracting and portfolio companies by providing development of websites, web hosting, and domain registration for these companies. In addition, we believe an opportunity exists to provide these services to companies that are located in underserved geographic regions that not only have substantial growth market potential, but from which our minority profile companies may be expected to originate. According to a recent survey published by PricewaterhouseCoopers, approximately 60% of the venture capital invested during the first nine months of 1999 was invested in California and New England. Our efforts will be directed to assisting companies in underserved minority markets throughout the United States.

Growth and Commercialization of the Internet and Interactive Communications

     The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation estimates that the number of Internet users will grow from approximately 256 million worldwide at the end of 2000 to approximately 502 million by the end of 2003. As a result of this dramatic increase in the number of Internet users, the dollar volume of commerce conducted over the Internet is expected to continue growing, as is the need for infrastructure and services to effectively serve this growing population of Internet users. Forrester Research estimates that the total value of goods and services purchased on the Internet by businesses and consumers will increase from approximately $406 billion in 2000 to approximately $2.7 trillion in 2004, and International Data Corporation estimates that Internet business infrastructure spending will increase from approximately $190 billion in 1999 to $917 billion in 2003. At the same time, the proliferation of other real-time interactive communications technologies such as Internet telephony, cable and wireless devices has created new opportunities to satisfy unmet market needs.

     Thus, the Internet's growth into a mass medium has created tremendous opportunities for new companies that can take advantage of the efficiencies it provides in order to meet market demands. Online and traditional businesses can use real-time interactive communications to obtain accurate, real-time information, create more efficient markets and add a dynamic and collaborative dimension to their relationships with customers, suppliers and trading partners. Individuals are also increasingly using the Internet to streamline various household functions and to reduce their costs for consumer goods and other expenditures. We believe that there are significant opportunities for companies that can empower businesses and consumers to realize the efficiencies made possible by the Internet.

     While we recognize that despite the amazing growth of the Internet, it is estimated that only 20% of its applications have become commercialized. Nonetheless, the market corrections in the Spring of 2000 dictate that whenever our Management evaluates Internet opportunities, it must focus on companies that clearly meet all of the criteria set forth in this Memorandum, with a dedicated niche market and revenues established or predicted with a reasonable degree of accuracy for success.


Our Merchant Banking and Incubation Services


     Our merchant banking and incubation services will include:

     >>   STRATEGIC GUIDANCE AND BUSINESS PLANNING

          We will assist our clients in developing and refining business strategies to maximize the potential to be successful, reduce risk of failure, and accelerate time to market. We will provide assistance with business strategy, marketing strategy and competitive positioning.

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


     >>   ORGANIZATIONAL DEVELOPMENT AND OPERATIONAL SUPPORT


          Once the business plan is complete, we will assist our clients in organizational development and executive recruiting. We will provide temporary office facilities if needed; we will assist in selecting and engaging technical and professional service providers through the resources of our directors, advisory board members and management team; and we will provide technical consulting through the experience and resources of our directors and advisory board members.


     >>   INVESTMENT BANKING AND FINANCIAL ADVISORY SERVICES

          These services will be coordinated and supervised by Donaldson, Lufkin & Jenrette ("DLJ"), a subsidiary of Bank Suisse First Boston.

     >>   PROVIDING SEED CAPITAL AND LATER-STAGE GROWTH CAPITAL


          As part of our merchant banking activities, in coordination with our strategic relationship with DLJ, we expect, from time to time and as opportunities arise, to provide seed capital, later stage investment capital and other types of capital infusions and financing to certain portfolio companies. These activities are anticipated to generate significant equity positions in portfolio companies for us.

Future Portfolio Company Protocol

     Our unique organizational structure is designed to enable each company in our minority inclusion program to achieve focus and strength in its market as an independent entity, but will also allow each company to benefit from portfolio of companies and the strengths of the centralized services we will provide. We believe that this will structure create a balance, which enables each portfolio company to execute its business plan with greater speed and focus.

     We will be structured to provide portfolio companies with strategic expertise, operational assistance from our in-house management, advisory board and third-party service providers, and access to our business relationship both inside and outside the financial support. By providing these services, the entrepreneurs managing the businesses will be free to concentrate primarily on the rapid execution of their business plans. In addition, Black IPO's operating methods are designed to promote and accelerate bringing their concept to market. Black IPO plans to continue using its collective knowledge and resources to create new business ideas and to actively develop the business models, strategies, operations and management teams of interested portfolio companies.


Emerging Portfolio Companies' Common Challenges and Problems

     Emerging companies face many challenges in their pursuit of success, including the following:


     >> Our evaluation of the development of a successful business model is that companies must develop business models to provide the solutions demanded by consumers and businesses. This requires the relevant experience and strategic vision to evaluate the viability of a given business model, the flexibility to adapt business models to address emerging opportunities, and the ability to quickly establish strategic relationships with potential suppliers and customers.


     >> Corporate Infrastructure. Organizing a sophisticated corporate infrastructure to support rapid growth and achieve a competitive advantage, emerging companies must quickly develop systems and procedures in a wide range of functional areas, including sales and marketing, operations, information technology, accounting, legalities, business development, executive recruiting and human resources. This typically requires key personnel to assume responsibility for many of these functional areas simultaneously until sufficient expertise can be brought in-house or suitable service providers identified.


     >> Selecting Experienced Personnel. Emerging and development stage companies require management and technical personnel with expertise in each functional area, a comprehensive understanding of the opportunities presented by the ability to manage rapid growth and the flexibility to adapt to the changing marketplace. Competition for people with the skills required in the marketplace is intense, and the best employees demand compensation commensurate with their skills.


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



     >> Recognizing Evolving Market Conditions. Intense competition, low barriers to entry and the continual creation of new technologies and business models characterized the evolution of both the Old and the New Economy. Companies must navigate these risks on their own, often committing to business models or technology platforms without adequate information, or without the strategic relationships that would enable them to rapidly adapt their businesses to changing market conditions.


Black IPO's Methodology to Overcome the Emerging Portfolio Companies' Problems


     Our Business Plan states that we will operate each portfolio business as a separate Company rather than as a Division of Black IPO. Consequently, each business will retain the adaptability and entrepreneurialism of a small company while benefiting from the economies of scale, information sharing and other synergies associated with inclusion in our Minority Inclusion Program(TM).

     Our business model to which we will strictly adhere, is that we will provide all portfolio companies with all of the necessary resources to meet the challenges faced by emerging companies in their formation, development and growth. Our experience in creating, building and operating businesses will enable us to quickly and efficiently bring innovative new companies to market and to build our existing companies into market leaders. Our methodology insists on:

     >>   A detailed analysis for selection of projects;


     >>   Operational support; and

     >>   Strategic guidance and direction.

Criteria for Portfolio Company Selection

     Among the many criteria whether to assist minority business are the following, each of which must be evaluated and analyzed:

     >>   Is there a large previously identified market or market niche need?

     >> Does the business model have a significantly better solution for an already identified market need?

     >> Has the entrepreneur identified a more unique model to penetrate the niche business?

     >>   Are there barriers to entry without recognizable solutions?

     >>   Can the marketing be enhanced by existing customers?

     >> Does the minority entrepreneur show a sustainable competitive advantage?

     >>   Can the minority business model attract national strategic partners?


Selection and Analysis

     We will carefully evaluate and analyze portfolio project and company potential and operational needs, offering strategic guidance and direction to quickly and efficiently bring innovative new portfolio companies to market and build them into market leaders. As we evaluate a market, we recognize we will need to become convinced that a company can acquire leadership over time in a large and growing market. Our criteria for selecting portfolio companies and entrepreneurs is:


     >> Evaluate Business Plan/Assess Management. We will request a business plan and resumes of management from entrepreneurs. We will meet with the best of these entrepreneurs and attempt to identify traits associated with entrepreneurial success such as high energy, a must-win attitude, intellectual brilliance, high personal integrity,

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



          relevant experience, a strong work ethic, and the ability to prioritize and focus. The business plan must demonstrate Black IPO's vision, value proposition, risk involved and business model along with realistic steps for achieving the plan.


     >> Market Evaluation. Black IPO has developed relationships with market experts in addition to our own experience. Each contact is a valuable source of information about individual markets and the viability that a company can attain leadership in its market.

     >> Determine Viability of Business Model. Business models with high gross and operating margins and low capital intensiveness are the best candidates for superior return on equity invested.

     >> Selecting Experienced Personnel. Emerging and development stage companies require management and technical personnel with expertise in each functional area, a deep understanding of the opportunities, the ability to manage growth and the flexibility to adapt to the changing marketplace.

     >> Reference Check. Each entrepreneur will supply a list of references to get to know the entrepreneur's past experience, strengths, weaknesses and work habits. We will make it a point to get references outside this list as well, to avoid "cherry picked references."

     >> Product and Technology Evaluations. To evaluate technology we will not rely on in-house expertise alone, but contact appropriate specialists to evaluate the feasibility of the business.

     >> Decision. When we decide on an investment, a term sheet will be developed for negotiation. Valuation, board seats, vesting schedules, salaries and so forth will be discussed and terms will be agreed to.

     >> Recognizing Evolving Market Conditions. Intense competition and the continual creation of new technologies are risks companies must navigate on their own. We must have adequate information and strategic relationships to enable them to adapt their businesses to changing market conditions.

Our Strategy with Potential Portfolio Companies


     Our business methodology consists of not only our own conceptualization of a new business, but selection and analysis, company building and analysis, portfolio company building and operational support from our executive group. In addition, we will continuously offer strategic guidance and direction so as to quickly and efficiently bring innovative new portfolio companies to market by building portfolio companies into market leaders in each of their respective niches. The classification of this structure can be summarized as follows:


     >> Selection and Analysis. Our executive group will be continually generating ideas for innovative business models. We will measure each idea against several criteria, including:

          o Whether the potential portfolio company addresses an unmet market need;
          o Its potential to benefit and be synergistic with other portfolio companies; and
          o Its ability to generate increasing efficiencies as its business grows, all of which we will have determined through qualitative and quantitative analysis - to create a prototype that has been subjected to extensive testing.


     >> Guidance and Direction. Together with senior management of a targeted portfolio company, we will develop business models, strategies, operations and management teams of all portfolio companies throughout their lifecycles to ensure that each portfolio company benefits fully from our collective experiences. To this end, our senior executives, members of our board of directors and of our national advisory board will serve on the boards of directors of portfolio companies and participate in consultation and informal communications that will allow us to take an active hands-on role in the ongoing oversight and strategic management of our companies. Our operating methods are designed to promote commercial relationships among our companies, which we believe will enhance the value of each portfolio company.

     >> Portfolio Company Project Building and Operational Support. Portfolio companies will be provided with operational assistance from our various in-house divisions and third party service providers, and access to our business and financial relationships. We propose, where possible, to have the portfolio companies located in a common facility which will be designed to foster a collaborative process and a sharing


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



          of best practices among the companies in these locations. Our managing directors, entrepreneurs-in-residence and operational vice presidents will provide strategic guidance as well as assistance in sales, marketing and management, executive recruiting, web development and information technology, and legal, finance, accounting and human resources to portfolio companies.

     Our objective will be to increase the value of targeted portfolio companies by continually creating new business ideas and acquiring existing businesses in markets that complement our targeted, and then existing portfolio companies. We believe that we can enhance stockholder value by engaging in business through an integrated portfolio of companies in which we own significant stakes over the long term. We intend to continue establishing additional facilities where we can match our new business criteria with talented entrepreneurs offering us portfolio companies that fit within the framework of our guidelines.


Summary of Selection and Analysis

     The selection of portfolio investments and the day-to-day management of our investments, including our investment practices and techniques, will be the responsibility of certain of our officers who serve under the direction of our board of directors. We have not adopted a fixed policy concerning the types of business we can invest in, the types of securities we will hold or the amount of funds which can be invested in any one portfolio company. We reserve the freedom to invest in any kind of security or asset and to engage in business operations to the extent considered beneficial in achieving our investment objectives. Our investments in clients may take many forms, including preferred or common equity, debt, debt with equity features, warrants or options, convertible securities and other forms of ownership interests. We may change our investment objective and policies without a vote of the holders of a majority of our common stock.

Portfolio Company Operational Support

     At all stages of a portfolio company's growth, our internal management team will continually communicate the best practices we have learned by providing management mentoring, market intelligence and operational support. Our Company building and operational support process will be broadly supported by our own internal executive infrastructure together with our third-party consultants and strategic partners.

     Our organizational goal will be to achieve an optimal balance between centralization and decentralization. We believe that synergy among our companies will be achieved at many levels. As the corporate portfolio hub, we will be able to observe and encourage relationships between our companies. We will enable our entrepreneurs to concentrate primarily on the rapid execution of their business plans by providing them with operational support and access to our collective resources. We believe that the support we will provide to our companies will reduce the rate at which they consume capital, slowing the need for additional dilutive investments.


     Shared Facilities. Where practicable, we will have a portfolio company housed either at the parent company's offices or as a cluster of multiple portfolio companies to foster an open collaborative process among all the companies in each facility. The proximity of the companies will encourage the formal and informal sharing of knowledge and best practices and will allow us to provide portfolio services conveniently and effectively.

     Sharing of Resources. Our infrastructure will provide an environment for informal and formal collaboration among portfolio companies. Early stage companies in particular, benefit from the collective experience of the professionals and other companies who have already addressed similar issues. Personnel from various functional areas, including marketing, sales, human resources, and technology, also will meet regularly to exchange ideas and leverage their combined experience. All portfolio companies will have access to our internet, which will contain valuable information about web development and management information systems, accounting and human resources procedures and portfolio-wide marketing and business development arrangements. Portfolio companies also will collaborate formally with one another.

     Sales and Marketing. We believe that the marketing expertise and assistance of our management, consultants and strategic alliances will offer portfolio companies sufficient insight and expertise to draw traffic to their web sites and/or facilities. We will provide guidance to our companies' sales, marketing, product positioning and advertising efforts through regular meetings attended by the appropriate staff from each portfolio company. We will employ a marketing staff to coordinate marketing resources for all our companies. We will also provide our companies with a centralized clearinghouse for marketing-related information, access to market research, advertising services, public relations functions, including promotion of our companies as members.


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     Legal, Finance, Accounting and Human Resources. We will employ seasoned legal, finance and accounting professionals who will provide guidance to portfolio companies in areas such as intellectual property protection, contracts, domain name negotiations, licensing, deal structuring and negotiating, corporate finance, accounting, treasury functions and financial reporting. We will also provide significant administrative and human resources assistance to our companies, including advice and support on tax preparation, payroll, benefits, hiring, human resource compliance, orientation and termination. We will host seminars on topics such as recent accounting pronouncements, copyright, trademark and domain name protection, employment law issues and stock option administration for all the relevant employees of portfolio companies. In addition, as a result of the economies of scale provided, we will enable portfolio companies to obtain favorable rates on insurance, health benefits and other services. We also will enable our companies to gain access to resources and discounted rates with professional service providers including accounting firms, law firms and public relations agencies.

     Financial Support. Black IPO intends to assist designated portfolio companies raise capital from third parties by introducing them to appropriate investors. Through our affiliated venture capital funds and the relationships our management team maintains with a broad range of current and potential investors, we will be able to match providers of capital with appropriate business opportunities in the portfolio companies. We will also provide direct financial support in the form of early-stage investments and participation in later financing rounds.

     Analysis and Strategy for the Business Model. We will provide strategic direction and market intelligence to portfolio companies concerning topics such as market positioning and competitive trends. We will do this at several levels within our organization. Our senior executives participate in frequent formal and informal communications with executives at the companies.


     The Company's Objective is Long-Term Assistance. We believe that we can enhance stockholder value by engaging in business with companies in which we own significant stakes over the long term. We intend to generate revenues and income primarily from the operation of our companies.


     Capitalize on the Strength of Our Management Team. We must continue to capitalize on our management, consulting and strategic relationships. We believe that this group is an integrated management team with diverse experience and skills as its core strength. Our management team includes people who have created, built, operated and advised companies across a broad range of sizes and industries. We will recruit and motivate our team by providing a challenging, intense, collaborative, rewarding and open atmosphere. At every level, we will promote sharing of knowledge. Our shared incentives, physical architecture and philosophy foster an open atmosphere that we believe is attractive to talented people.

     We have concluded that our methodology, including our collective knowledge and resources will significantly differentiate our proposed portfolio companies from their competitors. To ensure longer-term success, we must continue to invest in branding the method, our company develops and assists portfolio companies. We intend to enhance public awareness of portfolio companies by increasing our existing marketing efforts and continuing to develop successful projects.


Our Investment Objectives


     Our investment objective is to achieve capital appreciation from equity investments in portfolio companies and from equity we receive for rendering advisory services to our client and portfolio companies. We also expect to receive revenues from our advisory and general contracting activities.

Principal Selection Strategies


     Our criteria for selecting portfolio companies is:


     >> Industry. Businesses involved in or enabling the development of old economy, communications, electronics, construction, engineering, manufacturing, transportation; and new economy, Internet technology, B2B E-commerce such as infrastructure service providers, market makers, and solution providers.

     >> Geography. Companies located outside of the primary venture capital centers such as Silicon Valley and New England. Based on the evaluation from Black IPO's database, the Univision 50 database through our Director, Ms. Y. Rico and that of the National Investment Bankers Association.

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     >>   Company Stage. Newly formed companies that need assistance in developing their business strategies and management teams, and require "seed" level investment capital, and companies that are developed and require investment banking services to arrange later-stage financing or mergers and acquisitions or other financial advisory services.

     >> Solid-Core Management Team. Relevant industry experience, a history of accomplishment, and skills for managing a high growth business.

     >> Reasonable Valuation. Businesses which we believe have a reasonable valuation in light of the value of the current business and the risks involved in its development.


     We intend to assist in the growth of portfolio companies by providing them with management assistance in strategy formation and development, executive recruiting and general business operations.


Our Growth Strategy

     Our strategy to grow our business is as follows:


     >> Expand our financial advisory and merchant banking activities in our client and portfolio companies and earn significant equity positions in the portfolio companies;

     >> Increase our focus on the formation and development of new businesses and projects;


     >> Selectively provide capital to clients in exchange for equity interests; and

     >> Participate in late-stage financing of our clients' expansion by managing a venture fund.

Competition

     The business in which we are engaged is highly competitive. Competition is based primarily on the quality of service and performance history. Black IPO believes that recommendations that Mr. Stemley has received from his prior business activities will be beneficial when the business opportunities are expanded through the networking of the Board of Directors, so that Black IPO can look forward to a continuation of construction contracts with it acting as project manager. To a lesser degree, we will be competing with a large number of investment banking and merchant banking firms, as well as private equity funds, on a regional and local basis, many of which may have greater financial resources than we do, but only in those instances where we may be seeking to assist Black IPO in preparing for a public offering. In addition, recently there has been increasing competition from other sources, such as commercial banks, insurance companies and consulting firms offering financial services.

     In summary, as a development stage company we can only compete on the basis of our short prior history and on the recommendation of those companies for which Wendell Stemley and/or Black IPO have done business, and the recommendations of the Black IPO Board of Directors.

Portfolio Transactions

     The capital stock we will receive from portfolio companies is expected to be acquired primarily in private transactions negotiated directly with the portfolio company or with an affiliate. Our management will continue to be principally responsible for conducting negotiations with respect to our investments. As we have illustrated throughout this section of the Memorandum, captioned "History and Business," we will make available significant management assistance to targeted portfolio companies.


     Black IPO will only invest in a portfolio company in which we have a long-term contractual arrangement to participate in the management, business decisions and business development.


     Based on the amount of available funds from the proceeds of this offering, it is not likely that we will be able to acquire securities in a large number of companies, but we will select the most promising minority portfolio companies from a smaller selection for maximum diversification.

                                   MANAGEMENT

     The following contains certain biographical information with respect to our executive officers and directors, each of whom has served in that capacity since we commenced operations. The directors will serve until the next annual meeting of the shareholders, at which time the directors will review the status of the officers of the company.

         Name                             Position
         ----                             --------


   Wendell R. Stemley            President, Chief Executive Officer and Director
   Peter L. Carr                 Chief Financial Officer and Director
   Yrma Rico                     Director
   Theodore Woods                Secretary and Director
   Muriel E. Certo               Vice President Development
   Malcolm D. Crawford           General Counsel
   Pamela Malone                 Vice President of Marketing
   Margaret Richardson           Investment Advisor

     Wendell R. Stemley. Mr. Stemley, age 40, is currently Executive Director of the National Association of Minority Contractors. Mr. Stemley was appointed Executive Director in 1998. Since his appointment, Mr. Stemley has developed business relationships between minority businesses and major corporations generating millions of dollars in minority business. Since 1995, Mr. Stemley has also served as the business development manager for Interlog Engineering, Inc. From 1992 to 1995, Mr. Stemley served as Director, Executive Vice President and Chief Operating Officer of Myriad Industries, Inc. Mr. Stemley worked together with an investment banker on the company's private placement and recapitalization when Myriad went public in 1992. Mr. Stemley founded his own company, Advanced Test Systems Inc. ("ATS"), in 1991, which was later acquired by Myriad prior to its recapitalization. Prior to organizing ATS, from 1989 to 1991, Mr. Stemley was employed by TRW Space Systems Group, which provided consulting services to the US Air Force, Ballistic Missile office. Mr. Stemley provided project management to Rockwell International, Northrop Electronics Division, Honeywell and Litton Industries, Inc. to maintain the Air Force's $50 million dollar Data Management System. From 1984 to 1989, Mr. Stemley was employed by General Dynamics Convair Division ("General Dynamics") as one of the principal software designers for the European Repair facility, NATO Support Group, in Brussels, Belgium. Prior to joining General Dynamics, from 1981 to 1984, Mr. Stemley worked as an avionics engineer for Boeing Aircraft Company, which developed navigational systems. Mr. Stemley obtained a Bachelor of Science degree from Southern University, completed his advanced studies in engineering management at Louisiana State University and is a member of the National Black MBA Association, Inc. In July 2000, Mr. Stemley was awarded a scholarship from American Airlines to attend the Tuck School of Business at Dartmouth University "Minority Business Executive Program." This prestigious seminar was supported by the Phillip Morris Companies Inc., the Ford Motor Company and the Deluxe Foundation together with over 100 of America's Fortune 500 Companies each of whom provided scholarships to America's leading spokesmen for minority business financing. Case studies were provided by Harvard University School of Business.

     Wendell R. Stemley has been one of the leading spokesmen for not only major corporations but state and federal agencies to publicize the fact that corporate America has the infrastructure in place to include minorities in their contracts being let for all of their operations. Mr. Stemley is a member of the San Diego Economic Development Committee which caused the city to inaugurate the "Minority Inclusion Program" in 1999, increasing minority participants in contracts from the previous $1 million a year to over $3 million in the following year.

     Peter L. Carr is the Founder and President of Business Support Insurance Agency (1986 - Present), a broker, underwriter and surety for property and casualty insurance. Mr. Carr has served on the Small Business Association Bond Guarantee program for the United States Small Business Administration since 1992 during which time he has also served as a Presenter for state sponsored bonding workshops for the Louisiana Legislative Black Caucus, California State University and Triaxial Management Services. Mr. Carr is active as a member of the board of directors of Black Business Association, Associated General Contractors (emerging contractors chairman, 1997), National Association of Minority Contractors, Minority Business Opportunity Committee, Hispanic Business Association International, The National Forum for Black Public Administrators, and as president of the Business and Economic Access. Mr. Carr has been awarded a B.A. Degree from the University of California, Los Angeles.

     Yrma Rico is General Manager of UNIVISION 50, the National Communications Network for Entravision Communications Corporation, a diversified Spanish-language media company utilizing a combination of television, radio, outdoor and publishing operations to reach approximately 80% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of the top-ranked Univision television network with stations in 18 of the nation's top 50 Hispanic markets. The company also operates the nation's largest centrally programmed Spanish-language radio network which serves 23 markets via 57 owned and operated radio stations and 47 affiliates. The company also publishes El Diano/La Prensa in New York City, the nation's oldest major Spanish-language newspaper. Entravision shares of Class A Common Stock are traded in the New York Stock Exchange under the symbol: EVC. Ms. Rico is one of eight children from Mexican born immigrant workers, lives in Denver and is the controlling shareholder of Weber Motors in Fresno, CA, one of the leading BMW Dealerships in Southern California, which is operated by the other shareholder, her son-in-law. Ms. Rico is a member of the following boards: Jones International Cable; Hispanic Chamber of Commerce; Colorado Broadcast Association; Denver Downtown partnership; The National Conference for Community and Justice; Cherry Creek Art Festival; Mayor's Commissioner for Denver Art, Culture and Film Foundation; Governor's Commissioner for Denver Metropolitan Major League Baseball Stadium.

     Theodore Woods, of Wichita, Kansas, who serves as Executive Director of the Law Mediation Center of Wichita, by appointment from the Family Court to provide intervention between conflicting parties to promote resolution of disputes; co-owner of WW Productions, a production company for jazz musicians; the owner of Woods Retail, one of the largest retail operations in the area; as well as the owner of T.A. Bear Productions, as a producer and writer for sports specials. Mr. Woods is also an associate with the Law Mediation Center at San Diego, California and has been awarded an M.S. Degree in Urban Studies from Kansas State University and a B.S. Degree in Psychology from Emporia State University.


     Muriel E. Certo is a co-founder and operator of C-Shoes in Vista, California, a company which has been primarily involved in the research and development of horseshoes and which also manufactures horseshoes for the hunter-jumper, pleasure horse, and harness horse markets. Prior to opening C-Shoes, Ms. Certo co-owned and operated Niagara Forge Inc. and 702911 Ontario Inc., companies which manufactured automobile parts, hand tools, and horseshoes for such companies as Walterscheid Agmaster, Sydney Dry Docks, Brunner Manufacturing, Gray Tool, ETF Tool, Bell Telephone, Volvo, and Rockwell International. In ten years these companies had become multimillion-dollar enterprises with over 20 employees. Ms. Certo has written articles for the Niagara Falls Review and Fort Erie Times Review and her poetry was published in Alpha Magazine. Ms. Certo also served as a director for the American Homeowner's Resource Center, a nonprofit organization dedicated to resolving homeowner association disputes and lobbied to change homeowner association legislation in Sacramento. Ms. Certo has been awarded a Juris Doctor Degree from Thomas Jefferson School of Law in San Diego, California where she was on the honor roll and served as president of the International Law Society. Ms. Certo studied Journalism at Niagara College and general studies at Mira Costa College.

     Malcolm D. Crawford, General Counsel is president of his Denver-based national corporate finance and securities law firm (since 1960). His law practice has focused on start-ups by African American and Hispanic companies. Mr. Crawford served as Legal/Financial Attache to the American Embassy in London, England, and Paris, France through presidential appointment; as Associate Professor of Law at the Universities of San Francisco and Denver Law School; and was a member of the Department of Economics at Yale College and Albertus Magnus College (New Haven, Connecticut). Mr. Crawford has been awarded a B.A. Degree in Economics/Finance (with Honors) from the University of Colorado; an M.A. degree from Harvard/Tufts Fletcher School of International Law and Diplomacy and a Juris Doctor Degree from the Yale Law School.

     Pamela Malone is currently the Marketing Manager for Badger Meter Inc. and oversees worldwide marketing, promotion, forecasting and profitability of residential meters and associated meter reading technologies (1997 - 2000); Honeywell-Microswitch Division as a Senior Product Management Specialist where she was responsible for global product positioning, portfolio management, and forecasting profitability (1995 - 1997); Pulse Engineering, Inc. as Product Marketing Engineer from 1993 to 1995; Tektronic Inc. as an Account Manager from 1988 to 1993; for Loral Instrumentation as a Sales Engineer from 1987 to 1988, and for General Dynamics-Convair as an ATE/Design Engineer. Her responsibilities with these firms varied from the sale of test and measurement instrumentation for specific customer applications to managing key commercial and defense industry accounts in Southern California. Ms. Malone has been awarded her BSEE from Marquette University School of Engineering, her MBA from the University of San Diego School of Business and her Juris Doctor degree from the University of San Diego School of Law.

     Margaret Richardson is currently employed with the Investment Services Group of Donaldson, Lufkin and Jenrette ("DLJ"), a subsidiary of Bank Suisse First Boston, which provides institutional products and services to a select group of individuals and companies. DLJ is one of America's leading full-service investment banking and financial services companies. Prior to joining DLJ, Ms. Richardson was employed by Goldman Sachs' Private Client Group where she developed financial strategies for high net-worth individuals. Ms. Richardson brings international experience through work in Hong Kong and Argentina as a consultant to investment banks and multinational corporations. Ms. Richardson was awarded an MBA from The Wharton School with a concentration in Finance.

Renumeration


     Black IPO has no current plans for compensation for officers and directors other than the President who has a three year Employment Agreement providing for initial compensation of $80,000 annually. However, for the first fiscal year ended March 31, 2001, Mr. Stemley allocated only $12,898 for his compensation. At such time as Black IPO has been capitalized and is generating revenues, Black IPO's Board of Directors will enter into compensation arrangements under terms consistent with industry guidelines for comparable business entities for all the Executives.

Principal Shareholders


     The following table represents the Class B Common Shares issued to management for services accorded to Black IPO, and to be given in lieu of cash compensation. Wendell Stemley, as the founding Director, had substantially committed the current capital structure upon the formation of the company, subject to the advice of financial advisors. These shares were issued July 6, 2001, and are restricted from sale, transfer or hypothecation until August 2002, and then as restricted by Rule 144 of the Act. The Table reflects Holders of more than 5% of the shares to be outstanding following this Offering.


   Name                            Shares           Ownership After Offering(1)
   ----                            ------           -------------------------
   Wendell R. Stemley             2,680,000                  53%
   Peter Carr                       600,000                  12%
   Officers and Directors as
      a group (6 in number)       4,000,000                  80%

---------------------
(1) Assumes 1,000,000 shares of Series A Preferred Stock issued in this Offering, representing 20% of the total shares then outstanding.

     The securities were issued as non-cash compensation for the services of Management. The sale and issuance of securities in the above transactions were deemed to be exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) or Rule 701 thereof, as transactions by an issuer not involving a public offering. Appropriate legends have been or will be affixed to the stock certificates issued in such transactions.

Employee Incentive Stock Option Plan

     The shareholders and the directors, at their organizational meeting, adopted an Employee Incentive Stock Option Plan pursuant to the regulations of the Internal Revenue Service. The Plan provides for a pool of authorized, but unissued Series B common shares to be reserved for issuing to key executives, employees and consultants pursuant to the Plan. Up to 3,500,000 options may be granted.


     The Board of Directors plans to elect a compensation committee to award the options from time to time. Committee members may not be grantees while serving.


                              PLAN OF DISTRIBUTION

     Black IPO has entered into a "Best Efforts Underwriting Agreement with "______________________________" of Irvine, California, a member of the National Association of Securities Dealers, Inc. and of the National Investment Bankers Association (of which Black IPO is an Associate Member). Black IPO agrees to pay ten percent (10%) cash for sales of the Series A Preferred Stock made by "the Underwriter," plus 3%. "Managing Underwriters" commission for all sales made by other NASD Member firms. In addition, Black IPO will issue One Underwriters Warrant to purchase one share of Class B Common Stock at $6.00 per share, for a period of three years, for each ten shares of Series A Preferred Stock sold in this Offering. The Underwriter may assign these Underwriters Warrants pro-rata to other NASD Member Firms selling our securities.

     Black IPO has agreed to indemnify the Underwriter against any failure to comply with all federal and state securities laws.

                             STRATEGIC PARTNERSHIPS


     Black IPO has entered into strategic partnerships with national minority business leaders encompassing financial planning, investment, banking and marketing.

     The National Investment Banking Association (NIBA) is a national association of over 140 regional and independent broker/dealers and investment bankers, members of the National Association of Securities Dealers with over 11,100 registered representatives in over 1,400 offices. In August 2001 Black IPO was approved as an "Associate Member" being one of only 40 Association Member firms. NIBA reports that its members participated in the successful completion of equity financing of over 731 offerings in the past 30 quarters ending March 31, 2001 for a total in capital raised of $6.9 billion in new capital. NIBA has four scheduled Capital Conferences annually, which consist of a forum where third-party companies seeking funding, present their business plans to NIBA Members. NIBA also sponsors educational seminars, industry speakers and interactive round-table events. In addition, NIBA is active in recommendations for regulatory and legislative affairs affecting the local and regional broker/dealer and the capital formation environment for small issuers and investors.

     Angel Capital Electronic Network (ACE-Net) operates in connection with the University of California at San Diego. Black IPO will utilize ACE-Net, which provides precedent-setting solutions to the problem of raising equity capital for development-stage companies seeking investments in the range of $250,000 - $5 million. ACE-Net was developed at the recommendation of the 1995 White House Conference on Small Business to improve capital formation and regulatory climate for emerging companies who were limited in the ability to network with accredited investors and the cost of pursuing and closing these transactions. ACE-Net was developed in collaboration with the Securities and Exchange Commission and the state securities regulators comprising the initial North American Securities Administrators Association and the Small Business Administration's Office of Advocacy for developing an Internet forum for the listing of securities offerings of emerging companies.

     Donaldson, Lufkin & Jenrette, one of the leading investment banking and financial advisory institutions in the United States to supervise portfolio money management through the Los Angeles branch under the direction of Ms. Margaret Richardson, a graduate of the Wharton School of Business, will assist Black IPO through their Cash Management Division and introduce Black IPO and its portfolio clients to DLJ's emerging venture capital organization known as the Sprout Group, and act as a consultant for capital formation for the Company's portfolio entrepreneurs.

     The Ford/Lincoln/Mercury Minority Dealers Association of South Field, Michigan.

     The National Association of Minority Contractors of Los Angeles, California, which includes major corporate partners, including Allstate Insurance, Amtrak, Bechtel, Hensel Phelps, Kaiser Permanante, McDonalds Corporation, Rite-Aid Pharmacy, Turner Construction, Wal-Mart Stores, and the Walt Disney Corporation.


                                 USE OF PROCEEDS


     With the minimum of $200,000 and the maximum $5,000,000 in subscriptions, Management has budgeted for the following expenditures:



                                            Minimum             Maximum
                                            -------             -------

    Baton Rouge, LA Development           $    5,000          $   500,000
    Ford Motor Company Dealerships           155,000            1,000,000
    Company's Website and Advertising          5,000              500,000
    Marketing                                  5,000              300,000
    Investment Portfolio Companies            20,000            1,100,000
    Surety Bond(2)                             5,000              500,000
    Working Capital(1)                         5,000            1,100,000
                                          ----------          -----------

    Total                                 $  200,000           $5,000,000
                                          ==========           ==========

------------
(1) The Company's unexpended and uninvested funds will always be deposited in the DLJ Cash Management Account at DLJ Bank Suisse/First Boston.
(2) To be acquired from the insurance company owned by the Chief Financial Officer, at standard rates.

                            DESCRIPTION OF SECURITIES

     The following statements constitute brief summaries of Black IPO's Certificate of Incorporation and Bylaws, as amended.

     Black IPO is authorized to issue twenty-five million (25,000,000) no par value common shares and five million (5,000,000) no par value preferred shares. There are 4,000,000 Class B Common Shares authorized to be issued to management, and no shares of preferred stock have been issued.

Common Stock

     The holders of the Class B Common Shares are entitled to one vote per share with respect to all matters on which holders of Black IPO's common stock are entitled to vote. However, the Class B common shares are junior in priority to the Series A Preferred Shares, which must receive an amount equal to the initial purchase price of their shares before the Class B common shareholders share pro-rata in any dividends or distribution of assets. The Management holders of the Class B Common Shares have the voting power to retain control over Black IPO, despite the issuance of one million shares of Series A Preferred Shares pursuant to this Offering.

Preferred Stock

     Black IPO's Articles of Incorporation authorize the issuance of 5,000,000 shares of no par value preferred stock. The Board of Directors of Black IPO are authorized to issue the preferred stock from time-to-time in series and are further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into common stock.

     The Board of Directors has authorized the issuance of one million (1,000,000) shares of Series A Preferred Stock at $5.00 per share to be offered and sold by means of a Prospectus registered under the Securities Act of 1933, as amended. The Series A Preferred Stock has priority to dividends over the Class B Common Shares until the holders have received an amount equal to the stated value. They have the same priority in liquidation.

                                  LEGAL MATTERS

     Neither Black IPO nor any of its officers are involved in any legal proceedings relating to the affairs of Black IPO and none are threatened or contemplated. The validity of the Preferred Stock will be passed upon by the law offices of Malcolm D. Crawford, 3631 E. 7th Avenue Parkway, Denver, CO, as Independent General Counsel. Mr. Crawford is compensated at normal legal rates.


                        FINANCIAL STATEMENTS AND EXPERTS


     Black IPO's financial statements have been prepared by Management and audited as of March 31, 2001, by Johnny Walker, Certified Public Accountant as an African-American sole practitioner, 4533 W. Imperial Hwy., Inglewood, CA 80304, telephone 310-671-5993, fax 310-671-5581 whose report appears in reliance on this Prospectus as experts in financial matters.

                             ADDITIONAL INFORMATION

     The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith will be required to file periodic, quarterly and annual reports and other information with the Commission.

     Black IPO has filed with the Washington, DC Office of the Securities and Exchange Commission (the "Commission") Form SB-2 under the Act with respect to the securities offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto which has been omitted in accordance with the rules and regulations of the SEC. For further information with respect to Black IPO and the preferred shares offered hereby, reference is made to the registration statement and to our material contracts and other documents included as exhibits thereto. Each statement about those contracts and documents is qualified in its entirety by that reference. You should be aware that when we discuss these contracts or documents in this prospectus, we are assuming that you will read the exhibits to the registration statement for a more complete understanding of the contract or document.

     Following the Offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with the law, we will be required to file reports and other information with the SEC. The registration statement and exhibits, as well as those reports and other information when so filed, may be inspected without charge and copied at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, DC 20549 and the regional offices of the SEC located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 5670 Wilshire Blvd., 11th Floor, Los Angeles, California 90036. Copies of all or any part of the registration statement may be obtained from the SEC for a prescribed fee from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1800 SEC-0330 for any further information on the operation of the public reference facilities. The SEC maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.


     Black IPO will provide its shareholders with annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited consolidated financial statements prepared in accordance with generally accepted accounting standards.



                      [This space intentionally left blank]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                                  BALANCE SHEET
                            As of September 30, 2001





                                                                  As of
                                                            September 30, 2001
                                                                (unaudited)

Assets

    Cash                                                          $ 8,796
    Stock subscription receivable                                  40,000
    Deposits                                                       10,000
                                                                  -------

      TOTAL ASSETS                                                $58,796
                                                                  =======


Liabilities and Stockholders' Equity

Liabilities

    Provision for income taxes payable                              2,707
                                                                  -------

        Total Liabilities                                         $ 2,707

Stockholders' Equity

    Preferred stock, no par value,
    5,000,000 authorized, 4,000,000 issued

    Common stock, no par value,
    25,000,000 authorized, -0- issued

    Paid-in-capital                                                 5,000

    Common stock subscribed                                        40,000

    Retained earnings                                              11,089
                                                                  -------

       Total Equity                                               $56,089
                                                                  -------

TOTAL LIABILITIES and STOCKHOLDERS' EQUITY                        $58,796
                                                                  =======

   The accompanying notes are an integral part of these financial statements.


                                                  BLACK IPO, INC.
                                              A Multicultural Company
                                           (a development stage company)

                                              STATEMENT OF OPERATIONS
                                    For the Period From Inception (May 6, 2000)
                                                         to
                                                  September 30, 2001


                                            For the Nine      For the Three     For the Three        Cumulative From
                                            Month Period      Month Period       Month Period           Inception
                                            July 1, 2000      April 1, 2001      July 1, 2001         (May 6, 2000)
                                                 to                to                 to                    to
                                           March 31, 2001     June 30, 2001   September 30, 2001    September 30, 2001
                                             (audited)         (unaudited)       (unaudited)           (unaudited)
                                             ---------         -----------       -----------           -----------

REVENUES
    Revenue                                $3,462,749         $  406,590          $  406,403          $4,275,742
                                           ----------         ----------          ----------          ----------

       Total Revenues                      $3,462,749         $  406,590          $  406,403          $4,275,742

COST OF SALES
    Subcontractors                          3,380,750            358,272             372,472           4,111,494
    Equip/space rental                          1,200              3,126               1,084               5,410
    Job materials/supplies                      1,479              1,901                                   3,380
    Tools and machinery                        20,000              2,075                                  22,075
                                           ----------         ----------          ----------          ----------

       Total Cost of Sales                 $3,403,429         $  365,374          $  373,556          $4,142,359
                                           ----------         ----------          ----------          ----------

GROSS PROFIT                               $   59,320         $   41,216          $   32,847          $  133,383

OPERATING EXPENSES
    Salaries/Wages                              1,362              1,738               2,556               5,656
    Management fees                                               14,332               9,866              24,198
    Professional services                       1,750              5,000              11,657              18,407
    Outside services                           12,557                                                     12,557
    Automobile                                  5,260              4,793               2,004              12,057
    Dues and subscriptions                      1,150              3,136               1,242               5,528
    Equipment repair/maintenance                                     582                 582               1,164
    Insurance (liability/disability)              468                293                 170                 931
    Rent                                        4,176              1,366                 600               6,142
    Licenses/fees/permits                                          1,313                 450               1,763
    Telephone                                     695              1,268               1,107               3,070
    Travel/lodging/meals                        6,109              5,516               3,106              14,731
    Office supplies                             2,568              1,619               1,298               5,485
    Contributions                               1,300                                                      1,300
    Professional development                    1,347              3,315                                   4,662
    Utilities                                                         82                                      82
    Miscellaneous                               1,933                262                                   2,195
                                           ----------         ----------          ----------          ----------

       Total Operating expense             $   40,675         $   44,615          $   34,638          $  119,928
                                           ----------         ----------          ----------          ----------

NET INCOME FROM OPERATIONS                 $   18,645         $   (3,399)         $   (1,791)         $   13,455

  Other income                                    171                167                   3                 341
                                           ----------         ----------          ----------          ----------

INCOME BEFORE PROVISION
  FOR INCOME TAXES                         $   18,816         $   (3,232)         $   (1,788)         $   13,796

  Provision for income taxes                    3,694               (635)               (352)              2,707
                                           ----------         ----------          ----------          ----------

NET INCOME/(LOSS)
  AFTER INCOME TAXES                       $   15,122         $   (2,597)         $   (1,436)         $   11,089
                                           ==========         ==========          ==========          ==========

                         The accompanying notes are an integral part of these financial statements.

                                                           F-2




                                              BLACK IPO, INC.
                                           A Multicultural Company
                                        (a development stage company)

                                           STATEMENT OF CASH FLOWS
                                 For the Period From Inception (May 6, 2000)
                                                  to
                                            September 30, 2001


                                                          For the Nine     For the Three     For the Three       Cumulative From
                                                          Month Period     Month Period       Month Period          Inception
                                                          July 1, 2000     April 1, 2001      July 1, 2001        (May 6, 2000)
                                                              to               to                 to                   to
                                                          March 31, 2001   June 30, 2001   September 30, 2001   September 30, 2001
                                                           (audited)       (unaudited)       (unaudited)          (unaudited)
                                                           ---------       -----------       -----------          -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                               $ 15,122        $ (2,597)       $ (1,436)           $ 11,089
     Adjustments to reconcile Net Income
     to net cash provided by operations:
         (Increase) in Subscription Stock Receivable                                           (40,000)            (40,000)
         (Increase( in Deposits                                                                (10,000)            (10,000)
          Increase/(Decrease) in Accounts Payable                8,013          (4,954)           (352)              2,707
                                                              --------        --------        --------            --------
Net cash provided/(used) by Operating Activities              $ 23,135        $ (7,551)       $(51,788)           $(36,204)

CASH FLOWS FROM INVESTING ACTIVITIES:                         $      0        $      0        $      0            $      0

CASH FLOWS FROM FINANCING ACTIVITIES:
     Increase in Paid-in-capital                              $  5,000        $               $                   $  5,000
     Increase in Common Stocked Subscribed                                                      40,000              40,000
                                                              --------        --------        --------            --------

Net cash provided by Financing Activities                     $  5,000        $      0        $ 40,000            $ 45,000
                                                              --------        --------        --------            --------

     Net Cash Increase For Period                               28,135          (7,551)        (11,788)              8,796

     Cash At Beginning Of Period                                     0          28,135          20,584                   0
                                                              --------        --------        --------            --------

     Cash At End Of Period                                    $ 28,135        $ 20,584        $  8,796            $  8,796
                                                              ========        ========        ========            ========



                 The accompanying notes are an integral part of these financial statements.

                                                   F-3

                                                    BLACK IPO, INC.
                                                A Multicultural Company
                                             (a development stage company)

                                           STATEMENT OF STOCKHOLDERS' EQUITY
                                      For the Periods From Inception (May 6, 2000)
                                                           To
                                                   September 30, 2001



                                                   For the Nine     For the Three     For the Three        Cumulative From
                                                   Month Period      Month Period      Month Period           Inception
                                                   July 1, 2000     April 1, 2001      July 1, 2001         (May 6, 2000)
                                                        to                to                to                    to
                                                  March 31, 2001    June 30, 2001   September 30, 2001    September 30, 2001
                                                     (audited)       (unaudited)       (unaudited)           (unaudited)
                                                     ---------       -----------       -----------           -----------

Beginning Stockholders' Equity                     $      0          $ 20,122           $ 17,525           $      0

  Preferred stock, no par value,
  5,000,000 authorized, - 0 - issued                      0                 0                  0                  0

  Common Stock, no par value,
  25,000,000 authorized, - 0 - issued                     0                 0                  0                  0

  Common Stock Subscribed                                 0                 0             40,000             40,000

  Paid-In-Capital                                     5,000                 0              5,000

  Retained Earnings                                  15,122            (2,597)            (1,436)            11,089
                                                   --------          --------           --------           --------

Ending Stockholders' Equity                        $ 20,122          $ 17,525           $ 56,089           $ 56,089
                                                   ========          ========           ========           ========




                        The accompanying notes are an integral part of these financial statements.

                                                             F-4

                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS
       For the Periods From Inception (May 6, 2000) to September 30, 2001
             (Information subsequent to March 31, 2001 is unaudited)

NOTE 1 - General and Summary of Significant Accounting Policies

         Nature of Operations

          Black IPO, Inc. was incorporated under the laws of the State of Colorado in May 6, 2000. The company adopted a fiscal year April 1st to March 31st for financial reporting, although actual financial transactions did not occur until July 1, 2000. The company directly contributes to and participates in the development of minority/multi-cultural businesses, economic growth, and job creation with its investments in minority owned businesses/communities that Black IPO, Inc. will sponsor, incubate, supervise, and mentor. The company will develop a business relationship with major corporations, state and federal agencies, along with business advisory board experts to encourage the formation of new high growth businesses in the "Old Economy" communications, electronics, construction, engineering, manufacturing, and high tech industries; and "New Economy" internet/technology. Black IPO, Inc. will negotiate contracts with major corporations and governmental agencies for the benefit of minority sub-contractors. Black IPO will develop entrepreneurial ideas into highly focused and successful businesses by integrating qualified minority entrepreneurs with currently available contracts. They will create a "Minority Inclusion" program that includes minority businesses in economic opportunities, that most minority entrepreneurs are not aware exist. Black IPO, Inc. currently is negotiating construction contracts with major U.S. Corporations, and in the future will be involved in other projects. Black IPO, Inc. will supervise all projects based on the negotiated contract.

         Use of Estimates

          The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

         Revenue Recognition

          The company reviewed the Security Exchange Commission's SAB 101, Revenue Recognition and does not meet the criteria, as there are industry specific guidelines governing construction contracts that are exempt under this bulletin. The American Institute of Certified Public Accountants' SOP 81-1, Accounting for Performance of Construction-Type and Certain Production Type Contracts is the guidelines for which the company will use to recognize and report revenues in its related industry. The company recognizes revenues based on the percentage of completion method, in accordance with generally accepted accounting

                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)
       For the Periods From Inception (May 6, 2000) to September 30, 2001
             (Information subsequent to March 31, 2001 is unaudited)

          principles, outlined in SOP 81-1. Under this method, estimated contract revenues are generally accrued based on the percentage that costs-to-date bears to total estimated costs, taking into consideration physical completion. As costs are incurred during the completion of the contract, revenues are recognized based on the percentage of the contract completed. Black IPO, Inc. reports revenues based upon the gross amount billed to a customer. In addition, Black IPO, Inc. reports profits based on this method of income recognition. If a current estimate of total contract costs indicates a loss on a contract, the projected losses are recognized in full when determined. During the periods July 1, 2000 to March 31, 2001, April 1, 2001 to June 30, 2001, July 1, 2001 to September 30, 2001, and cumulative from inception (May 6, 2000) to September 30, 2001 the company billed and recognized revenues, respectively, of $3,462,749, $406,590, $406,403, and $4,275,742.

         Sub-Contractor Expenses

          Black IPO, Inc. negotiates and executes its sub-contracts with the general contractor. Typically, Black IPO, Inc. sub-contracts the majority of the work to be completed per its sub-contract agreement with the general contractor. As expenses are incurred the costs are accumulated and invoiced based on the percentage completed by the sub-contractor(s). Black IPO, Inc. invoices the general contractors(s) and a check is made for the work completed based on the amount invoiced. The general contractor makes the check in the name of Black IPO, Inc. and the sub-contractor who has completed the work. Black IPO, Inc. signs the check and forwards it to the sub-contractor. Black IPO, Inc. recognizes the gross amount received as income, as well as, an expense categorized sub-contractor for the amount invoiced on behalf of the sub-contractor(s) relating to the completed work. During the periods July 1, 2000 to March 31, 2001, April 1, 2001 to June 30, 2001, July 1, 2001 to September 30, 2001, and cumulative from inception (May 6, 2000) to September 30, 2001 the company invoiced, received, recognized gross revenues, and incurred related sub-contractor expenses as follows:

                                    For nine months       For three months      For three months          Cumulative From
                                     July 1, 2000          April 1, 2001         July 1, 2001           Inception (May 6, 2000)
                                          to                   to                     to                        to
                                    March 31, 2001         June 30, 2001       September 30, 2001        September 30, 2001
                                    --------------         -------------       ------------------        ------------------

Invoiced/Received/Recognized
  Gross Revenues                    $ 3,462,749          $       406,590       $       406,403             $     4,275,742

Sub-contractor Expenses             $ 3,380,749          $       358,272       $       372,472             $     4,111,493


                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)
       For the Periods From Inception (May 1, 2000) to September 30, 2001
             (Information subsequent to March 31, 2001 is unaudited

NOTE 2 - Cash and Cash Equivalents

          For purposes of the Statement of Cash Flows, cash and cash equivalents include cash on hand, amounts held in banks and all highly liquid cash investments purchased with an original maturity of three months or less. Cash equivalents consist of United States Government obligations.

          For the year ending March 31, 2001, as of September 30, 2001, and from inception (May 6, 2000) to September 30, 2001 the company did not have investments in securities.

NOTE 3 - Notes Payable

          The company made an accounts payable loan with R.D. Chancey on January 2, 2001 in the amount of $10,000 with no interest rate or maturity date shown. As of June 30, 2001 this loan had been paid-in-full.

NOTE 4 - Related Party Transactions

          The President, Chief Executive Officer of the company gave $5,000 to get the operations started, October 6, 2000. There is no note for this amount, and it has been classified as contributed capital.

          The President, Chief Executive Officer made loans to the company of $60,886, and $1,000 respectively May 15, 2001 and June 1, 2001 as non-interest bearing payables with no maturity date to facilitate the costs of operations. These funds were deposited into the Morgan Stanley Dean Witter account, and repaid through subsequent withdrawals as of June 30, 2001.

          During the nine month period July 1, 2000 to March 31, 2001, and the three months periods April 1, 2001 to June 30, 2001, and July 1, 2001 to September 30, 2001 the President, Chief Executive Officer of the company received compensation of zero dollars, $14,332, and $9,866 respectively pursuant to an employment contract for management services.

NOTE 5 - Contracts

          During the periods being reported, Black IPO, Inc. had contracts with Walt Disney Company and R.J. Noble Company (a general contractor). Aggregate contract amounts were $30,000 with Walt Disney Company, and $4,638,415 with R.J. Noble Company. As of September 30, 2001, and from inception (May 6, 2000) through this date Black IPO, Inc. received $30,000 from Walt Disney Company and $4,245,742 from R.J. Noble Company, resulting from work completed and invoiced. No receivable was accrued on the R.J. Noble Company contract for the remaining difference of $392,673, as work for this portion of the contract had not been completed, and no invoiced was prepared at the close of this reporting period.

                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)
       For the Periods From Inception (May 6, 2000) to September 30, 2001
             (Information subsequent to March 31, 2001 is unaudited


NOTE 6 - Capital Structure

         Preferred Stock

          The company has 5,000,000 shares of preferred stock (no par) authorized. The Board of Directors has authority to issue and to fix the designation preferences, powers, and other rights, as it deems appropriate. No shares of preferred stock were issued or outstanding.

         Common Stock

          Black IPO, Inc, has 25,000,000 shares of common stock (no par) authorized. Common stock has one vote per share for the election of directors and all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting, preemptive, redemption, or conversion rights. There are two classes of common stock, Class A and Class B. Class B common shares are junior in priority to the Class A common shares. Class B common shares has been issued to officers, directors, employees, and consultants.

         Subscribed Stock (Founders' Shares)

          As of July 6, 2001, Black IPO, Inc. authorized and issued 4,000,000 Class B stock to its founders, at a $0.01 per share. Those persons, individually or in the aggregate, in receipt of five (5) percent or greater representing a controlling interest in the Company are as follows:


         Name                               Title         #of Subscribed Stock           Dollar Amount
         ----                               -----         --------------------           -------------

         Wendell Stemley                    CEO                2,680,000                   $   26,800
         Peter Carr                         CFO                  600,000                        6,000
         Yrma Rico                          Director             250,000                        2,500
         Muriel Certo                       Secretary            250,000                        2,500
         Other Member's Stock                                    220,000                        2,200
                                                              ----------                     --------

                  Total Subscribed Stock                       4,000,000                   $   40,000


                                 BLACK IPO, INC.
                             A Multicultural Company
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)
       For the Periods From Inception (May 6, 2000) to September 30, 2001
             (Information subsequent to March 31, 2001 is unaudited

NOTE 7 - Development Stage Operations

          The Corporation was formed May 6, 2000. There are eight principal executives who have invested time, talent, and money to initiate the corporation. Although, the corporation was formed in Colorado, its base for operations is located within an office in San Diego, California. Operations began July 1, 2000, recording its first financial transaction subsequent to this date. Prior to July 1, 2000 the company's primary concerns were in non-financial matters relating to administrative functions for business development. The company has adopted an accounting fiscal year of April 1st to March 31st.

NOTE 8 - Income Taxes

          The corporation accounts for income taxes pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to accounting for income taxes. The provision for income taxes consisted of the following components:



                               For nine months     For three months    For three months        Cumulative From
                                  July 1, 2000      April 1, 2001       July 1, 2001         Inception (May 6, 2000)
                                           to             to                 to                       to
                               March 31, 2001       June 30, 2001     September 30, 2001       September 30, 2001
                               --------------       -------------     ------------------       ------------------

Federal                            $2,823               $ (485)               $ (269)               $2,069
State                                 871                 (150)                  (83)                  638
                                   ------               ------                ------                ------

Total Income Taxes                 $3,694               $ (635)               $ (352)               $2,707
                                   ======               ======                ======                ======

NOTE 9 - Leasing Agreements

          The company leases office space at 6125 Imperial Avenue, San Diego, CA 92114 from Black Contractors Association (BCA) on a month-to-month basis at $400/month.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


              Item 14. Other Expenses of Issuance and Distribution

     Expenses in connection with the issuance and distribution of the preferred stock being registered hereunder other than underwriting commissions and expenses, are estimated below.


Registration fee                                          $    1,600.00
Printing expenses                                              5,000.00
Accounting fees and expenses                                  10,000.00
Legal fees and expenses                                       65,000.00
Auditing fee                                                   2,500.00
State securities fees                                         10,000.00
Stock Transfer Escrow Agent Fees                               3,500.00
Miscellaneous expenses                                         5,000.00
                                                          -------------

Total                                                     $  102,600.00
                                                          =============

               Item 15. Indemnification of Directors and Officers

The Colorado statutes grant to Black IPO the power to indemnify the officers and directors of Black IPO, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Black IPO and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

Our bylaws provide as follows:

Black IPO shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Black IPO, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of Black IPO or is or was serving at the request of Black IPO as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of Black IPO and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of Black IPO and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Black IPO shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Black IPO to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Black IPO or is or was serving at the request of Black IPO as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of Black IPO; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to Black IPO unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

To the extent that a director, officer, employee, fiduciary or agent of Black IPO has been successful on the merits in defense of any action, suit, or proceeding referred to in the first two paragraphs of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under the first two paragraphs of this Article VII (unless ordered by a court) shall be made by Black IPO only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said first two paragraphs. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or by the shareholders.

Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by Black IPO in advance of the final disposition of such action, suit, or proceeding as authorized in this Article VII upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by Black IPO as authorized in this Article VII.

The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Black IPO or who is or was serving at the request of Black IPO as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not Black IPO would have the power to indemnify him against such liability under the provisions of this Article VII.


                             Item 16. Exhibit Index

Exhibits (10.2), (23), (99), and (99.1) are filed with this Amendment No. 1

(3)      Articles of Incorporation
(3.1)    Bylaws
(4.1)    Specimen certificate for Series A Preferred stock
(5.1) Consent and Opinion of Malcolm Crawford regarding legality of securities registered under this Registration Statement and to the references to such attorney in the prospectus filed as part of this Registration Statement
(10)     Material Contracts
         (10.1)   Employment Agreement
                      Wendell R. Stemley, President and Chief Executive Officer
         (10.2)   Work Order Agreements from R. J. Nobel for the Walt Disney
                      Hotel Project
(23) Consent and Opinion of Johnny Walker, independent certified public accountants and experts in accounting, and consent to the incorporation by reference of his report, dated August 3, 2001, into the Registration Statement (No. 333-67518) on Form SB-2, and to the reference to him under the heading "Financial Statements and Experts" in this Registration Statement.
(24)     Power of Attorney from Directors
(99)     National Investment Banking Association
         Black IPO "Associate Member" letters of April 17, 2001, August 8, 2001 and Membership List of (1) Members (2) Associate Member Firms
(99.1) California verification of Johnny Walker as licensed certified public accountant

                              Item 17. Undertakings

The undersigned registrant hereby undertakes:

I. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14s-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     II. (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any additional or changed material information on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, we shall treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (e) (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. (b) To supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, we shall file a post-effective amendment to state the terms of such offering. (c) Not applicable. (d) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser. (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     (4) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, California as of the 4th day of January 2002.

                             Black IPO


                             By  /s/  Wendell R. Stemley
                                 -----------------------------------------------
                                      Wendell R. Stemley
                                      President, Chief Executive Officer
                                      and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated and each of the undersigned persons, in any capacity, hereby severally constitutes a majority of the Board of Directors.

     Power of Attorney: The undersigned hereby grants this limited power of Attorney permitting Wendell R. Stemley to sign our names on any and all Amendments and other federal and state documents relating to this Registration Statement.

Signature                              Title                         Date
---------                              -----                         ----

/s/  Wendell R. Stemley            President, Chief Executive    January 7, 2002
-------------------------------    Officer and Director
Wendell R. Stemley


/s/  Peter L. Carr                 Chief Financial Officer       January 7, 2002
-------------------------------    and Director
Peter L. Carr


/s/  Theodore Woods                Secretary and Director        January 7, 2002
-------------------------------
Theodore Woods


Yrma Rico                          Director                             NA


/s/  Tanya Marshall                Controller                    January 7, 2002
-------------------------------
Tanya Marshall